SCHEDULE 14A
                INFORMATION REQUIRED IN PROXY STATEMENT

                        SCHEDULE 14A INFORMATION
      Proxy Statement Pursuant to Section 14(a) of the Securities
                          Exchange Act of 1934
                       (Amendment No.         )

 Filed by the registrant [x]
 Filed by a party other than the registrant [ ]
 Check the appropriate box:
 [ ] Preliminary proxy statement
 [ ] Confidential, for use of the Commission only (as permitted by
     Rule 14a-b(e)(2)
 [x] Definitive proxy statement
 [ ] Definitive additional materials
 [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                     WAINOCO OIL CORPORATION
------------------------------------------------------------------------------

         (Name of Registrant as Specified In Its Charter)


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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
 [x] No fee required.
 [ ] $500 per each party to the controversy pursuant to Exchange Act Rule
     14a-6(I)(3).
 [ ] Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11.
 (1)    Title of each class of securities to which transaction applies:

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 (2) Aggregate number of securities to which transaction applies:



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 (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)


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 (4) Proposed maximum aggregate value of transaction:


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 [ ] Fee paid previously with preliminary materials.
 [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

 (1)    Amount previously paid:


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 (2)    Form, schedule or registration statement no.:


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 (3)    Filing party:


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 (4)    Date filed:

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(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                  (Letterhead of Wainoco Oil Corporation)



                              March 27, 1998



To Our Shareholders:

     On behalf of the Board of Directors, I cordially invite all shareholders to attend the Annual Meeting of Wainoco Oil Corporation to be held on Monday, April 27, 1998, at 9:00 a.m. in the Churchill Room of the Omni Houston Hotel, Four Riverway, Houston, Texas. Proxy materials, which include a Notice of the Meeting, Proxy Statement and proxy card, are enclosed with this letter. The Company's 1997 Annual Report to shareholders, which is not a part of the proxy materials, is also enclosed and provides additional information regarding the financial results of the Company in 1997.

     The Board of Directors and management sincerely desire your presence at the meeting. Even if you plan to attend the meeting, you are requested to sign, date and return the proxy card in the enclosed envelope. If you attend the meeting after having returned the enclosed proxy card, you may revoke your proxy, if you wish, and vote in person. If you would like to attend the meeting and your shares are not registered in you own name, please ask the broker, trust, bank or other nominee that holds the shares to provide you with evidence of your share ownership.

     Thank you for your support.


                                        Sincerely,



                                        James R. Gibbs
                                        President and Chief Executive Officer

                                 [Logo]

                      10000 Memorial Drive, Suite 600
                          Houston, Texas 77024-3411


                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               April 27, 1998


To Our Shareholders:

  The 1998 Annual Meeting of Shareholders of Wainoco Oil Corporation (the "Company") will be held in the Churchill Room of the Omni Houston Hotel, Four Riverway, Houston, Texas, at 9:00 a.m. on Monday, April 27, 1998, for the following purposes:

     1. To elect six directors (constituting the entire Board of Directors) to serve until the next Annual Meeting of Shareholders or until their respective successors have been elected or appointed.

     2. To ratify and approve the appointment of Arthur Andersen LLP, independent certified public accountants, as the Company's auditors for the year ending December 31, 1998.

     3. To consider and act upon a proposal of the Board of Directors to approve and adopt an Amendment of the Company's Restated Articles of Incorporation to change the name of the Company to "Frontier Oil Corporation".

     4. To act upon any and all matters incident to the foregoing and to transact such other business as may properly be brought before the meeting or any postponement or adjournment thereof.

   The Board of Directors recommends that you vote FOR each of the first three proposals set forth above. The accompanying Proxy Statement contains information relating to each of such proposals. The holders of record of the Company's common stock at the close of business on March 20, 1998 are entitled to notice of and to vote at the meeting with respect to all proposals. We urge you to sign and date the enclosed proxy and return it promptly by mail in the enclosed envelope, whether or not you plan to attend the meeting in person. No postage is required if mailed in the United States. If you do attend the meeting in person, you may withdraw your proxy and vote personally on all matters brought before the meeting.



                                         By Order of the Board of Directors,



                                         Julie H. Edwards
                                         Secretary

Houston, Texas
March 27, 1998

                           WAINOCO OIL CORPORATION

                       10000 Memorial Drive, Suite 600

                          Houston, Texas 77024-3411


                               PROXY STATEMENT


                  SOLICITATION AND REVOCABILITY OF PROXIES

   This Proxy Statement is furnished by the Board of Directors of Wainoco Oil Corporation (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held April 27, 1998, and at any postponement or adjournment thereof. The shares represented by the form of proxy enclosed herewith will be voted in accordance with the specifications noted thereon. If no choice is specified, said shares will be voted in favor of the proposals set forth in the notice attached hereto. The form of proxy also confers discretionary authority with respect to amendments or variations to matters identified in the notice of meeting and any other matters which may properly come before the meeting. This Proxy Statement and the enclosed proxy form are first being sent to shareholders on or about March 27, 1998.

   A shareholder who has given a proxy may revoke it as to any motion on which a vote has not already been taken by signing a proxy bearing a later date or by a written notice delivered to the Secretary of the Company in care of Harris Trust and Savings Bank, 311 West Monroe, Chicago, Illinois 60606 ("Harris") or at the offices of the Company, 10000 Memorial Drive, Suite 600, Houston, Texas 77024-3411, at any time up to the meeting or any postponement or adjournment thereof, or by delivering it to the Chairman of the meeting on such date.

   The cost of solicitation of these proxies will be paid by the Company, including reimbursement paid to brokerage firms and other custodians, nominees and fiduciaries for reasonable costs incurred in forwarding the proxy material to and solicitation of proxies from the beneficial record owners of shares. In addition to such solicitation and the solicitation made hereby, certain directors, officers and employees of the Company may solicit proxies by fax, telex, telephone and personal interview.

                              VOTING SECURITIES

   All shareholders of record as of the close of business on March 20, 1998 are entitled to notice of and to vote at the meeting. Provided that a complete and executed form of proxy shall have been delivered to Harris prior to the meeting, any person may attend and vote that number of shares for which he holds a proxy. On March 20, 1998, the Company had 28,187,091 shares of common stock, without par value ("Common Stock"), outstanding excluding Common Stock held by the Company. The Common Stock is the only class of voting securities of the Company. The presence in person or by proxy of the holders of a majority of the issued and outstanding Common Stock, excluding Common Stock held by the Company, is necessary to constitute a quorum at this meeting. In the absence of a quorum at the meeting, the meeting may be postponed or adjourned from time to time without notice other than announcement at the meeting until a quorum shall be formed.

   Directors shall be elected by a plurality of the votes cast by shareholders entitled to vote in the election at a meeting at which a quorum is present. Cumulative voting for the election of directors is not permitted. In conformity with Wyoming law and the bylaws of the Company, action regarding the ratification of the appointment of auditors will be approved if the votes cast in favor exceed the votes cast opposing such proposal. Abstentions are counted as "shares present" at the meeting for purposes of determining the presence of a quorum while broker non-votes (which result when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner) are not considered "shares present" with respect to any matter. Accordingly, abstentions will have no effect on the outcome of the election of directors but with respect to any other proposal will operate to prevent the approval of such proposal to the same extent as a vote against such proposal.


                                ANNUAL REPORT

   The annual report to shareholders, including consolidated financial statements, accompanies this Proxy Statement. Such annual report does not form any part of the proxy solicitation materials.

                           PRINCIPAL SHAREHOLDERS

   The following table sets forth, as of March 20, 1998, the beneficial ownership of the Company's Common Stock , with respect to each person known by the Company to be the beneficial owner of more than five percent of the Company's outstanding voting securities, excluding Common Stock held by the
Company:


                                                Amount and Nature     Percentage
                                                  of Beneficial      of Shares of
        Name and Address                            Ownership       Common Stock(l)
        ----------------                        -----------------   ---------------

Ingalls & Snyder LLC                               5,819,591 (2)         20.7
 61 Broadway
 New York, NY 10006

Kornitzer Capital Management, Inc.                 3,065,800 (3)         10.9
 P.O. Box 918
 Shawnee Mission, KS 66201

The Guardian Life Insurance Company of America     2,693,700 (4)          9.6
 201 Park Avenue South
 New York, NY 10003


----------

(1) Represents percentage of 28,187,091 outstanding shares of the Company as of March 20, 1998.

(2) Ingalls & Snyder has filed a Schedule 13G dated September 6, 1995 and amendments dated December 8, 1995, January 7 and June 6, 1996, January 29 and July, 1997 and February 9, 1998 with the Commission. Based on the most recent amendment, Ingalls & Snyder has sole voting power on 381,000 of the above shares and sole dispositive power on 5,819,591 shares. Includes 571 shares assuming conversion on March 12, 1998 of the Company's convertible securities owned by Ingalls & Snyder.

(3) Kornitzer Capital Management, Inc. has filed a Schedule 13G dated March 29, 1996 and amendments dated February 10, 1997 and February 17, 1998 with the Commission. Based on the most recent amendment, Kornitzer Capital has shared voting and shared dispositive power on 5,809,121 shares which includes 2,743,321 shares assuming conversion of the Company's convertible securities owned by Kornitzer Capital. Such convertible securities were redeemed by the Company on March 12, 1998.

(4) The Guardian Life Insurance Company of America and related entities have filed a Schedule 13G dated February 14, 1996 and an amendment dated February 11, 1998 with the Commission. Based on the amendment, Guardian Life and affiliates have sole voting and sole dispositive power on 1,097,400 of the above shares and shared voting and shared dispositive power on 1,596,300 of the above shares.

           COMMON STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

   The following table sets forth, as of March 20, 1998, the amount of Common Stock beneficially owned by: (i) each director of the Company, (ii) the Chief Executive Officer and the four most highly compensated officers other than the Chief Executive Officer; and (iii) all directors and executive officers as a group:

                                         Amount and Nature      Percentage
                                           of Beneficial       of Shares of
Name                                         Ownership        Common Stock(1)
----                                     -----------------    ---------------

James R. Gibbs (2). . . . . . . . . . .       546,230 (3)           1.9
Douglas Y. Bech (2) . . . . . . . . . .        11,500                *
Paul B. Loyd, Jr. (2) . . . . . . . . .         1,500                *
James S. Palmer (2) . . . . . . . . . .        42,123 (4)            *
Derek A. Price (2). . . . . . . . . . .         6,500 (5)            *
Carl W. Schafer (2) . . . . . . . . . .         6,500                *
S. Clark Johnson. . . . . . . . . . . .       157,100 (6)            *
Julie H. Edwards. . . . . . . . . . . .       149,500 (7)            *
Jon D. Galvin . . . . . . . . . . . . .        39,640 (8)            *
Gerald B. Faudel. . . . . . . . . . . .        37,500 (9)            *
Robert D. Jones (10). . . . . . . . . .             -                -
Joel M. Mann (10) . . . . . . . . . . .             -                -
Directors and executive officers as
 a group (10 persons) . . . . . . . . .       998,093              3.5


* Less than 1%

(1) Represents percentage of outstanding shares plus (i) shares issuable upon conversion of all convertible securities of the Company owned by such shareholder, assuming convertible securities owned by all other shareholders are not converted, plus (ii) shares issuable upon exercise of all stock options owned by the individual listed that are currently exercisable or that will become exercisable within 60 days of the date for which beneficial ownership is provided in the table, assuming stock options owned by all other shareholders are not exercised. As of March 20, 1998, 28,187,091 shares of Common Stock were outstanding.

(2)  Director.

(3) Includes 497,320 shares with respect to which Mr. Gibbs has the right to acquire beneficial ownership under one of the Company's stock option plans within 60 days of the date for which beneficial ownership is provided in the table. Of the 546,230 shares that Mr. Gibbs is deemed to beneficially own, Mr. Gibbs has sole voting and sole dispositive power with respect to 48,910 shares.

(4) Includes 5,194 shares held by a private corporation of which Mr. Palmer is the sole shareholder and 11,429 shares assuming conversion on March 12, 1998 of the Company's convertible securities owned by Mr. Palmer. Of the 42,123 shares that Mr. Palmer is deemed to beneficially own, Mr. Palmer has sole voting and sole dispositive power with respect to 30,694 shares.

(5) Five thousand of such shares are held by a private corporation of which Mr. Price is the sole shareholder.

(6) Includes 132,100 shares with respect to which Mr. Johnson has the right to acquire beneficial ownership under one of the Company's stock option plans within 60 days of the date for which beneficial ownership is provided in the table. Of the 157,100 shares that Mr. Johnson is deemed to beneficially own, Mr. Johnson has sole voting power and sole dispositive power with respect to 25,000 shares.
                                    - 4 -

(7) Includes 137,100 shares with respect to which Ms. Edwards has the right to acquire beneficial ownership under one of the Company's stock option plans within 60 days of the date for which beneficial ownership is provided in the table. Of the 149,500 shares that Ms. Edwards is deemed to beneficially own, Ms. Edwards has sole voting power and sole dispositive power with respect to 12,400 shares.

(8) Includes 39,640 shares with respect to which Mr. Galvin has the right to acquire beneficial ownership under one of the Company's stock option plans within 60 days of the date for which beneficial ownership is provided in the table.

(9) Includes 37,500 shares with respect to which Mr. Faudel has the right to acquire beneficial ownership under one of the Company's stock option plans within 60 days of the date for which beneficial ownership is provided in the table.

(10) Messrs. Jones and Mann were employed in the Company's Calgary office until such operations were sold in June 1997. At year end, Messrs. Jones and Mann were no longer employed by the Company.


                                 PROPOSAL 1:

                            ELECTION OF DIRECTORS

   A Board of Directors is to be elected, with each director to hold office until the next Annual Meeting of Shareholders and until his successor shall be elected or appointed. The persons whose names are set forth as proxies in the enclosed form of proxy will vote all shares over which they have control "FOR" the election of the Board of Directors' nominees, unless otherwise directed. Although the Board of Directors of the Company does not contemplate that any of the nominees will be unable to serve, if such a situation should arise prior to the meeting, the appointed proxies will use their discretionary authority pursuant to the proxy and vote in accordance with their best judgment.

Nominees

   All of the persons listed below are members of the present Board of Directors and have consented in writing to be named in this Proxy Statement and to serve as a director, if elected.

   Mr. James R. Gibbs (53) joined the Company in February 1982 and has been President and Chief Operating Officer since January 1987. He assumed the additional position of Chief Executive Officer on April 1, 1992. Mr. Gibbs is a member of the Board of Directors of Smith International, Inc., an oil field service company; an advisory director of Frost National Bank, N.A.; and a
director of Veritas DGC Inc., a seismic service company.   Mr. Gibbs was elected
a director of the Company in 1985.

   Mr. Douglas Y. Bech (52) has been Chairman of Club Regina Resorts, Inc. since August 1997. From October 1994 to October 1997, Mr. Bech was a partner in the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. of Houston, Texas. Since August 1994, he has also been a managing director of Raintree Capital Company, L.L.C., a merchant banking firm. From May 1993 to July 1994, Mr. Bech was a partner of Gardere & Wynne, L.L.P. of Houston, Texas. From 1977 until May 1993, Mr. Bech was a partner of Andrews & Kurth L.L.P. Mr. Bech is a member of the Board of Directors of Pride Refining, Inc., the general partner of Pride Companies, L.P., a products pipeline and crude gathering company; and JetFax, Inc., a multifunctional peripheral office equipment company. He was appointed a director of the Company in 1993.

   Mr. Paul B. Loyd, Jr. (51) has been Chairman of R&B Falcon Corporation since December 1997. Mr. Loyd was Chairman and Chief Executive Officer of Reading & Bates Corporation, an offshore contract drilling company, from June 1991 until December 1997 and was a director of Reading & Bates from April 1991 until December 1997. Mr. Loyd has been President of Loyd & Associates, Inc., a financial consulting firm, since 1989. Mr. Loyd was Chief Executive Officer and a director of Chiles-Alexander International, Inc. from 1987 to 1989, President and a director of Griffin-Alexander Drilling Company from 1984 to 1987, and prior to that, a director and Chief Financial Officer of Houston Offshore International, all of which are companies in the offshore drilling industry. Mr. Loyd is a member of the Board of Directors of Carrizo Oil & Gas, Inc. He was appointed a director of the Company in 1994.

   Mr. James S. Palmer (69) is Chairman of the law firm of Burnet, Duckworth & Palmer of Calgary, Alberta, Canada, where he has been a partner since 1956. Burnet, Duckworth & Palmer has been retained by the Company as its counsel regarding certain Canadian legal matters. Mr. Palmer is Chairman of the Board of Telus Corporation, a telecommunications company. Mr. Palmer is also a member of the Board of Directors of Bank of Canada; Magellan Aerospace Corporation; Remington Energy Ltd., an oil and gas company; and Westcoast Energy Inc., a pipeline and transmission company. Mr. Palmer was elected a director of the Company in 1975.

   Mr. Derek A. Price (65) is a trustee of The J.W. McConnell Family Foundation, a charitable foundation. Prior to April 1991, Mr. Price was Chairman of the Board of Directors and Chief Executive Officer of Starlaw Holdings Limited, a private investment company with holdings principally in the areas of financial services, real estate and manufacturing. Mr. Price was elected a director of the Company in 1987.

   Mr. Carl W. Schafer (62) has been the President of the Atlantic Foundation, a charitable foundation which mainly supports oceanographic research, since 1990. From 1987 until 1990, Mr. Schafer was a principal of the investment management firm of Rockefeller & Co., Inc. Mr. Schafer presently serves on the Board of Directors of Roadway Express, Inc., a transportation company; the PaineWebber and Guardian Groups of Mutual Funds, registered investment companies; Electronic Clearing House, Inc., an electronic financial transactions processing company; Evans Systems, Inc., a fuel distribution, convenience store and diversified company; and Nutraceutix Inc., a biotechnology company. Mr. Schafer was elected a director of the Company in 1984.


The Board of Directors and Its Committees

   The Board of Directors met five times in 1997, during which each incumbent director of the Company, other than Mr. Loyd, attended 75 percent or more of the aggregate number of meetings of the Board of Directors and meetings held by committees of the Board on which he served. The Board of Directors has standing audit, compensation, safety and environmental, executive and nominating committees that are composed of directors of the Company.

   Audit Committee: The Audit Committee is comprised of three outside directors, currently Messrs. Loyd, Price and Schafer. The Audit Committee's functions include recommendations concerning the engagement of independent public accountants, reviewing with the independent public accountants the plan and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of the Company's internal accounting controls. The Audit Committee met twice during 1997.

   Compensation Committee: The Compensation Committee is comprised of three outside directors, currently Messrs. Bech, Loyd and Schafer. The Compensation Committee's functions include the approval of officers' salaries and administration of all of the Company's employee benefit plans. The Compensation Committee met once during 1997.

   Safety and Environmental Committee: The Safety and Environmental Committee is comprised of three members of the Board of Directors, currently Messrs. Palmer, Gibbs and Price. The Safety and Environmental Committee's functions include the adoption and review of the Company's safety, health and environmental policies and programs. The Safety and Environmental Committee met once during 1997.

   Executive Committee: The Executive Committee is comprised of Mr. Gibbs and two outside directors, currently Messrs. Palmer and Bech. The Executive Committee functions in the place of the Board of Directors between regular meetings of the Board and has all the power and authority of the Board of Directors, except for certain matters that may not be delegated under the Company's bylaws. The Executive Committee did not meet during 1997.

   Nominating Committee: The Nominating Committee is comprised of three members of the Board of Directors, currently Messrs. Gibbs, Palmer and Schafer. The purpose of the committee is to review possible candidates for the Board of Directors and recommend nomination of appropriate candidates by the Board. The Nominating Committee did not meet during 1997.

   Pursuant to the Company's bylaws, nominations for candidates for election to the Board of Directors may be made by any shareholder entitled to vote at a meeting of shareholders called for the election of directors. Nominations made by a shareholder must be made by giving notice of such in writing to the Secretary of the Company before the later to occur of (i) 60 days prior to the date of the meeting of shareholders called for the election of directors or (ii) ten days after the Board first publishes the date of such meeting. Such notice shall include all information concerning each nominee as would be required to be included in a proxy statement soliciting proxies for the election of such nominee under the Securities Exchange Act of 1934, as amended (the "1934 Act"). Such notice shall also include a signed consent of each nominee to hold office until the next Annual Meeting of Shareholders or until his successor shall be elected or appointed.

Compensation of Directors

   During 1997, directors' fees aggregated $145,250. Directors' fees are presently $1,666.67 per month and $1,500.00 for each Board meeting attended in person, plus $1,250.00 for any committee meeting attended. Additionally, committee chairmen receive a fee of $2,000 per year and outside directors are eligible to participate in the Company's Directors' Stock Grant Plan which is described on page 15.

   No member of the Board of Directors was paid any remuneration in 1997 for his service as a director of the Company other than pursuant to the standard compensation arrangement for directors. Directors who are officers of the Company do not receive any compensation for their services as a director. The Company reimburses its directors for travel expenses incurred in attending Board meetings. In addition to the six directors elected by shareholders, Mr. William Scheerer, II serves as Director Emeritus at the request of the Board. Mr. Scheerer served as a director of the Company from 1975 through 1994. As compensation for his services, Mr. Scheerer is paid $1,000 for each board meeting attended in person plus reimbursement for related travel expenses.

                                 PROPOSAL 2:

                   RATIFICATION OF APPOINTMENT OF AUDITORS

   The Board of Directors recommends the ratification of the appointment of Arthur Andersen LLP as independent auditors for the Company for the year ending December 31, 1998. This firm has served in such capacity since 1974 and is familiar with the Company's affairs and financial procedures. Their appointment as auditors for the year ended December 31, 1997 was approved by the shareholders at the last Annual Meeting on April 24, 1997.

   Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from those attending the meeting.

                                 PROPOSAL 3:

                 APPROVAL OF AMENDMENT TO COMPANY'S RESTATED
            ARTICLES OF INCORPORATION TO CHANGE CORPORATE NAME

   The Board of Directors of the Company has adopted, and is recommending to the shareholders of the Company for their approval at the Annual Meeting, a resolution to amend Article One of the Company's Restated Articles of Incorporation. The applicable text of such resolution is as follows:

       "RESOLVED, that Article One of the Company's Restated Articles of Incorporation be amended, effective as soon as practicable after the 1998 Annual Meeting of Shareholders, to read in its entirety as follows:

                                Article One

       The name of the corporation is Frontier Oil Corporation."

   In the judgment of the Board of Directors, the change of the corporate name is desirable because the name Wainoco is associated with the Company's exploration and production operations and, with the completion of the sale of its Canadian operations in 1997, Wainoco is no longer engaged in this line of business. It currently operates almost exclusively in crude oil refining and the wholesale marketing of refined petroleum products.

   The Board of Directors recommends the name "Frontier Oil Corporation" because the name "Frontier" has been identified with the Company's refining operations since 1991 when it acquired the Frontier Refinery located in Cheyenne, Wyoming. Frontier has operated in the Rocky Mountains since 1940 and at one time had approximately 2,000 company owned or branded service stations in the area. It is strongly identified with refining and marketing in the Rocky Mountain region and particularly in Wyoming where Wainoco is incorporated. The proposed name change would more closely connect the Company with its operations and state of incorporation and take advantage of a well known regional name and logo.



                               OTHER BUSINESS

   The Board of Directors of the Company knows of no matters expected to be presented at the Annual Meeting other than those described above; however, if other matters are properly presented to the meeting for action, it is intended that the persons named in the accompanying form of proxy, and acting thereunder, will vote in accordance with their best judgment on such matters.

                        EXECUTIVE AND OTHER OFFICERS

Set forth below are the executive officers of the Company as of year end 1997 along with the age as of March 1, 1998 and office held by each officer.

   Mr. James R. Gibbs (53) is President and Chief Executive Officer. Information about Mr. Gibbs is included on page five with the information on nominees for the Board.

   Ms. Julie H. Edwards (39) is Senior Vice President-Finance & Chief Financial Officer . She joined the Company in March 1991 as Vice President-Secretary & Treasurer and was promoted to her current position in August 1994. From 1985 to February 1991, she was employed by Smith Barney, Harris Upham & Co. Inc. in the Corporate Finance Department. Prior to 1985, she was employed by Amerada Hess Corporation and American Ultramar, Ltd., which are oil companies, as a geologist. Ms. Edwards is a member of the Board of Directors of Evans Systems, Inc., a fuel distribution, convenience store and diversified company.

   Mr. S. Clark Johnson (52) is Senior Vice President-Refining Operations and serves as president of the refining subsidiaries of the Company. He has over 25
years of experience in refining and marketing.   Prior to joining the Company,
Mr. Johnson served as Senior Vice President-Marketing, Supply & Terminals at Kerr-McGee Refining Corporation since 1990. In 1989, Mr. Johnson served as President of Coastal Mart, Inc., a retail subsidiary of Coastal Corporation. Previously, Mr. Johnson was with Tenneco Oil Company for 20 years where he held numerous positions, including Vice President-Retail Marketing from 1987 to 1988. Mr. Johnson is a member of the Board of Directors of Pride Refining, Inc., the general partner of Pride Companies, L.P., a products pipeline and crude oil gathering company.

   Mr. Jon D. Galvin (43 ) is Vice President-Controller of the Company. He was appointed to this position in September 1997. Mr. Galvin has been the Chief Financial Officer of the Company's Frontier refining subsidiaries since February 1992. Previously, he had spent 15 years with Arthur Andersen, ultimately as Audit Principal.

   Mr. Gerald B. Faudel (48) is Vice President-Safety and Environmental Affairs and has held that position with the Company since November 1993. He holds a similar position with the refining subsidiaries. From October 1991 through November 1993, Mr. Faudel was Director of Safety, Environmental and External Affairs of the refining subsidiaries of the Company. Mr. Faudel was employed by Frontier Oil Corporation from October 1989 through October 1991 as Director of Safety, Environmental and External Affairs. Prior to October 1989, Mr. Faudel was employed with Tosco Corporation's Avon Refinery as Manager of Hazardous Waste and Wastewater Program.

       REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

   All members of the Compensation Committee are independent, non-employee directors. The Committee regularly reviews and, with any changes it believes appropriate, approves the Company's executive compensation program. An independent compensation consultant employed by KPMG Peat Marwick and formerly employed by Towers Perrin has been retained by the Committee and has advised the Committee on all compensation matters since 1988. The Company's executive compensation program is structured to help the Company achieve its business objectives by:

  - setting levels of compensation designed to attract and retain key executives;

  - providing incentive compensation that varies directly with both Company performance and individual contribution to that performance; and

  - linking compensation to financial targets which affect short and long term share price performance.

Compensation Program Components

   The particular elements of the compensation program for executive officers are further explained below.

   Base Salary. Base pay levels are largely determined through comparisons with a peer group of companies of similar size, activity and complexity to the Company as determined by KPMG Peat Marwick and which companies are included in the Peer Group Index in the graph on page 16. The relative stock price performance of the Company compared to the peer group is one factor used in determining compensation. In addition, salaries are based on the Company's recent performance and on individual performance contributions within a competitive salary range for each position that is established through job evaluation and market comparisons. Base pay levels for the executive officers are generally in the middle of a competitive range of salaries.

   Annual Incentive Compensation. The Company's officers and certain other employees are eligible to participate in an annual incentive compensation plan with awards based primarily on the attainment of certain earnings and cash flow goals established by the Company's annual budget, which is approved by the Board of Directors. The objective of this incentive plan is to deliver competitive levels of compensation for the attainment of financial targets that the Committee believes are important determinants of share price over time.

   In 1995 and 1996, no awards were made due to net losses for the years. In 1997, the Company both exceeded its budget earnings and cash flow and was profitable. Accordingly, awards were made to all employees in early 1998 based on 1997 results.

   Stock Option Program. The Committee strongly believes that by providing those persons who have substantial responsibility for the management and growth of the Company with an opportunity to increase their ownership of the Company stock, the best interests of the shareholders and executives will be closely aligned. Therefore, executives and managers are eligible to receive stock options from time to time at the discretion of the Compensation Committee, giving them the right to purchase shares of Common Stock at a specified price in the future. The number of stock options granted to executive officers is based on such officer's ability to influence the Company's performance as determined by the Compensation Committee.

CEO Compensation

   In accordance with the discussion above of the Company's philosophy for executive compensation, a significant portion of the compensation for the Chief Executive Officer is based upon the Company's performance. Mr. Gibbs, who has served as Chief Executive Officer since April 1992 joined the Company in 1982 and has served in a number of executive positions. Up to one half of Mr. Gibbs' total cash compensation is tied to the performance of the Company. In 1995, his salary was increased slightly in recognition of the strong operational performance of 1994 and additional tasks of winding down the U.S. oil and gas operations. He received no increase in 1996 or 1997 nor bonus in 1995 or 1996 due to the Company's net losses in 1995 and 1996. He received a meaningful bonus award in early 1998 based on 1997 results. As is reflected in the Summary Compensation Table, Mr. Gibbs also participated in the Company's savings plans.

                                   Compensation Committee Members:


                                           Douglas Y. Bech
                                           Paul B. Loyd, Jr.
                                           Carl W. Schafer

               EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

   The following table sets forth information regarding compensation earned by the Company's Chief Executive Officer and the four most highly compensated officers other than the Chief Executive Officer as well as two others whose positions were eliminated during 1997 for services rendered in all capacities to the Company and its subsidiaries in the years 1995 through 1997.

                                          SUMMARY COMPENSATION TABLE

                                                                          Long Term Compensation
                                                                     --------------------------------
                                           Annual Compensation                Awards          Payouts
                                        -------------------------    -----------------------  -------
                                                           Other                 Securities
                                                           Annual    Restricted  Underlying
                                                          Compen-      Stock      Options/      LTIP      All Other
     Name and                           Salary    Bonus    sation      Awards        SARS     Payouts  Compensation(1)
Principal Position               Year     ($)      ($)      ($)         ($)          (#)        ($)          ($)
------------------               ----   -------  -------  -------    ----------  ----------   -------  ---------------

James R. Gibbs                   1997   415,000  415,000      0             0      242,800        0       64,820  (2)
 President and Chief             1996   415,000        0      0             0      125,000        0       54,389
 Executive Officer               1995   415,000        0      0             0      244,200        0       77,970

S. Clark Johnson                 1997   265,000  185,500      0             0       28,000        0       40,541  (3)
 Senior Vice President-          1996   255,000        0      0             0       68,000        0       32,025
 Refining Operations             1995   255,000        0      0             0       72,500        0       42,386

Julie H. Edwards                 1997   210,000  147,000      0             0       23,000        0       23,866  (4)
 Senior Vice President-Finance   1996   195,000        0      0             0       94,000        0       20,635
 & Chief Financial Officer       1995   195,000        0      0             0       62,500        0       24,150

Jon D. Galvin                    1997   163,264   79,000      0             0       37,200        0       18,019  (5)
 Vice President-Controller       1996   157,743        0      0             0       38,800        0       17,500
                                 1995   156,894        0      0             0       16,800        0       17,545

Gerald B. Faudel                 1997   100,000   40,000      0             0        7,000        0        8,212  (6)
 Vice President-Safety &         1996    96,000        0      0             0       25,600        0        6,973
   Environmental Affairs         1995    96,000        0      0             0       20,700        0       12,850

Robert D. Jones (9)              1997    84,667        0      0             0            0        0      810,259  (7)
 Senior Vice President-          1996   183,900        0      0             0       99,000        0       17,278
 Canadian Oil & Gas Ops.         1995   175,900        0      0             0       58,000        0       15,802

Joel M. Mann (9)                 1997    63,339        0      0             0        6,800        0      586,952  (8)
 Vice President-Controller       1996   131,900        0      0             0       60,300        0       10,617
                                 1995   111,300        0      0             0       37,500        0       10,706



(1) Includes amounts contributed under the Company's retirement/savings plans, deferred compensation plan and premiums paid by the Company for individual life insurance. Detail is given in the following notes.

(2) Mr. Gibbs' Other Compensation includes $17,138 of Company contribution to his retirement/savings plan account, $41,098 of Company contribution to his retirement/savings plan account through a deferred compensation program and $6,584 of life insurance premiums paid by the Company.

(3) Mr. Johnson's Other Compensation includes $17,138 of Company contribution to his retirement/savings plan account, $20,097 of Company contribution to his retirement/savings plan account through a deferred compensation program and $3,306 of life insurance premiums paid by the Company.

(4) Ms. Edwards' Other Compensation includes $17,138 of Company contribution to her retirement/savings plan account, $4,962 of Company contribution to her retirement/savings plan account through a deferred compensation program and $1,766 of life insurance premiums paid by the Company.

(5) Mr. Galvin's Other Compensation includes $16,638 of Company contribution to his retirement/savings plan account and $1,381 of life insurance premiums paid by the Company.

(6) Mr. Faudel's Other Compensation includes $7,038 of Company contribution to his retirement/savings plan account and $1,174 of life insurance premiums paid by the Company.

(7) Mr. Jones' Other Compensation includes $7,620 of Company contribution to his retirement/savings plan account and $696 of life insurance premiums paid by the Company. In connection with the termination of his employment in June 1997, Mr. Jones received a payment of $801,943.

(8) Mr. Mann's Other Compensation includes $5,701 of Company contribution to his retirement/savings plan account and $275 of life insurance premiums paid by the Company. In connection with the termination of his employment in June 1997, Mr. Mann received a payment of $580,976.

(9) Mr. Jones and Mr. Mann are Canadians who worked in the Company's Calgary office. Due to sale of the Canadian subsidiary, Messrs. Jones and Mann's positions were eliminated in June 1997. Their compensation amounts are reported in U.S. currency, at the exchange rates in effect as of December 31 of each year reported.

Stock Options

   The Company currently maintains three stock option plans in which employees are eligible to participate, pursuant to which options to purchase shares of Common Stock are outstanding or available for future grants. The purpose of the stock option plans is to advance the best interest of the Company by providing those persons who have substantial responsibility for the management and growth of the Company with additional incentive by increasing their proprietary interest in the success of the Company.


                            OPTION GRANTS IN 1997

                          Individual Grants
--------------------------------------------------------------------
                                   Percent of                           Potential Realizable
                                      Total                               Value at Assumed
                       Number of     Options                            Annual Rates of Stock
                        Options    Granted to   Exercise               Price Appreciation for
                      Granted(1)   Employees      Price   Expiration       Option Term(2)
                                                                       ----------------------
Name                      (#)        in 1997      ($/sh)      Date         5%          10%
----                  ----------   ----------   --------  ----------   ---------    ---------

James R. Gibbs. . . .   182,800       24.6        3.375     2/25/02     170,452      376,654
                         60,000        8.1        7.8125   11/19/02     129,507      286,177
S. Clark Johnson. . .    28,000        3.8        7.8125   11/19/02      60,437      133,549
Julie H. Edwards. . .    23,000        3.1        7.8125   11/19/02      49,644      109,701
Jon D. Galvin . . . .    25,200        3.4        3.375     2/25/02      23,498       51,924
                         12,000        1.6        7.8125   11/19/02      25,901       57,235
Gerald B. Faudel . .      7,000        0.9        7.8125   11/19/02      15,109       33,387
Joel M. Mann . . . .      6,800        0.9        3.375     2/25/02       6,341       14,011



(1) 50,000 of Mr. Gibbs' options which expire on 2/25/02 were 100% exercisable on their grant date (2/26/97). All 6,800 of Mr. Mann's options were 100% exercisable on their grant date (2/26/97). All other options listed in the above table are exercisable according to the following schedule: first year
    - 20%, second year - 40%, third year- 70%, third anniversary and thereafter until expiration - 100%.

(2) The Securities and Exchange Commission requires disclosure of the potential realized value or present value of each grant. The disclosure assumes the options will be held for the full term of the option prior to exercise. Such options may be exercised prior to the end of such term. The actual value, if any, an executive officer may realize will depend on the excess of the stock price over the exercise price or the date the option is exercised. There can be no assurance that the stock price will appreciate at the rates shown in the table.


                    AGGREGATE OPTION EXERCISES IN 1997
                  AND OPTION VALUES AT DECEMBER 31, 1997


                        Shares                 Number of Securities          Value of Unexercised
                     Acquired on   Value      Underlying Unexercised       In-the-Money Options at
                       Exercise   Realized   Options at Dec. 31, 1997         Dec. 31, 1997($)
Name                      (#)       ($)      Exercisable/Unexercisable   Exercisable/Unexercisable(1)
----                 -----------  --------   -------------------------   ----------------------------

James R. Gibbs . . .     75,000    210,750        443,100/208,900            1,765,661/722,489
S. Clark Johnson . .     25,000     62,500         119,350/74,150              454,626/229,066
Julie H. Edwards . .          0          0         141,350/67,150              574,683/218,253
Jon D. Galvin. . . .          0          0          22,960/53,040               97,985/205,215
Gerald B. Faudel . .      9,700     32,786          34,290/19,010               141,841/59,771
Robert D. Jones. . .    154,600    241,765                    0/0                          0/0
Joel M. Mann . . . .    106,580    248,811                    0/0                          0/0


(1) Computed based on the difference between aggregate fair market value and aggregate exercise price. The fair market value of the Company's Common Stock on December 31, 1997 as $7.9375 based on the closing sale price on December 31, 1997.

Directors' Stock Grant Plan

   In 1995, the Board of Directors established a stock grant plan for non-employee directors. The purpose of the stock grant plan is to advance the best interest of the Company by increasing the non-employee directors' proprietary interest in the success of the Company. Further, the stock grant plan allows for additional compensation to the non-employee directors without incurring cash expenses to the Company.

   Under the Directors' Stock Grant Plan, automatic grants of a fixed number of share (currently 500 shares per non-employee director) are made on certain predetermined dates (currently approximately every 15 months) out of the Treasury shares owned by the Company. In 1995, 1996 and again in 1997, each of five non-employee directors received 500 shares of common stock. As of March 20, 1998, 55,600 shares of common stock remain in the Company's Treasury.

Employment Agreements

   In April 1995, the Company entered into employment agreements with Mr. Gibbs, Ms. Edwards and Mr. Johnson. Similar agreements were also made with Mr. Jones and Mr. Mann, both of whom left the Company when the sale of the Canadian subsidiary was completed in June 1997. These agreements provide that in the event of a change of control of the Company, the executive will remain in his or her position as of the date of the agreement with commensurate duties for a period of three years from the change of control. Each agreement provides that the executive officer will receive at least the same level of base compensation and other benefits as were being received by such executive officer immediately prior to the change of control. In addition, the agreements each provide for payment of annual performance bonuses determined by percentages of the base salary (50% for Mr. Gibbs and 35% for Ms. Edwards and Mr. Johnson) in effect during the three year term. In the event of termination of the executive officer for any reason other than cause during the three year term of employment, the Company is required to continue to pay the executive officer the stated compensation, including the value of unexercised in-the-money stock options, either periodically or in a lump sum, as provided by the terms of the agreements.

Certain Relationships and Related Transactions

Burnet, Duckworth & Palmer, a law firm of which Mr. Palmer is a partner, is retained by the Company as its counsel for certain Canadian legal matters. Akin, Gump, Strauss, Hauer & Feld, L.L.P., a law firm of which Mr. Bech was a partner until October 1997, is retained by the Company as its counsel for certain U.S. legal matters.




             Comparison of 5 Year Cumulative Total Return of the Company, Peer Group Indices and Broad Market Index


                                    REFINING PEER                     PRIOR PEER
               WAINOCO OIL CO.         GROUP             S & P 500       GROUP
               ---------------      --------------     ------------   ----------
1992                   100                  100               100           100
1993                106.90               113.11            107.06        119.15
1994                131.03               107.91            105.41        124.87
1995                 89.66               112.89            141.36        137.33
1996                 86.21               133.62            170.01        182.60
1997                218.97               182.73            222.72        185.09




Assumes $100 invested December 31, 1992 in the Company's Common Stock, a peer group of independent refining companies (the "Refining Peer Group") which includes Ashland Inc., Crown Central Petroleum, Giant Industries, Holly Corporation, Sun Company and Tosco Corporation, and the S & P 500 Index. The Company's peer group has changed from prior years due to the sale in 1997 of its Canadian oil and gas operations and focus solely on refining operations thereafter. The "Prior Peer Group" was the Standard Industrial Classification
(SIC) code of Crude Petroleum and Natural Gas Companies (approximately 185 companies).

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Members of the Compensation Committee are Messrs. Bech, Loyd and Schafer.
No member of the Compensation Committee of the Board of Directors of the Company was, during 1997, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries or had any relationships requiring disclosure by the Company under item 404 of Regulation S-K.

   During 1997 no executive officer of the Company served as (i) a member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

                        SECTION 16 FILINGS DISCLOSURE

   Section 16(a) of the 1934 Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, directors and greater than ten-percent shareholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

   To the Company's knowledge, based solely on review of the Company's copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1997, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

                            SHAREHOLDER PROPOSALS

   Shareholder proposals to be presented at the next Annual Meeting of Shareholders must be in writing and received at the Company's principal executive offices by the Secretary no later than November 27, 1998 in order to be included in the next year's proxy statement.

                                MISCELLANEOUS

   All information contained in this Proxy Statement relating to the occupations, affiliations and securities holdings of directors and officers of the Company and their relationship and transactions with the Company is based upon information received from directors and officers. All information relating to any beneficial owners of more than 5% of the Company's Common Stock is based upon information contained in reports filed by such owner with the Commission.

                                       By Order of the Board of Directors,


                                            JULIE H. EDWARDS
                                       Senior Vice President-Finance &
                                       Chief Financial Officer
                                              Secretary

March 27, 1998
Houston, Texas

                                                                           PROXY

                            WAINOCO OIL CORPORATION

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

  The undersigned hereby appoint(s) JAMES R. GIBBS and JULIE H. EDWARDS, or either of them, lawful attorneys and proxies of the undersigned with full power of substitution, for and in the name, place and stead of the undersigned to attend the Annual Meeting of Shareholders of Wainoco Oil Corporation to be held in the Churchill Room of the Omni Houston Hotel, Four Riverway, Houston, Texas, on Monday, April 27, 1998 at 9:00 a.m., Houston time, and any adjournment(s) thereof, with all powers the undersigned would possess if personally present and to vote the number of votes the undersigned would be entitled to vote if personally present.

                     Please Date and Sign on Reverse Side.

                            WAINOCO OIL CORPORATION
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. / /

                                                                       FOR ALL
1. WITH RESPECT TO THE ELECTION OF DIRECTORS--   FOR     WITHHELD      EXCEPT
   Nominees: James R. Gibbs; Douglas Y. Bech;    / /        / /          / /
   Paul B. Loyd, Jr.; James S. Palmer;
   Derek A. Price; and Carl W. Schafer.

2. Proposal to ratify the appointment of         FOR      AGAINST      ABSTAIN
   Arthur Andersen LLP as auditors for           / /        / /          / /
   the year ending December 31, 1998.

3. Proposal to approve and adopt an Amendment    FOR      AGAINST      ABSTAIN
   of the Company's Restated Articles of         / /        / /          / /
   Incorporation to change the name of the
   Company to "Frontier Oil Corporation".

(INSTRUCTION: TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

--------------------------------------------------------------------------------

In their discretion, said attorneys and proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy when properly executed will be voted in accordance with the instruc-tions given hereof, but IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES OF THE BOARD OF DIRECTORS AND FOR THE PROPOSALS SET FORTH IN (2) AND (3).

Dated: _________________________________________________________, 1998

Signature(s) ___________________________________________________________________

________________________________________________________________________________
(Please sign as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If the appoin-tor is a corporation, this instrument must be under the corporate seal or under the hand of an officer or attorney so authorized.)

    Shareholders are Urged to Complete, Sign and Return this Proxy Promptly.